REMOTE OUTSOURCING AGREEMENT






                                 by and between




                        ALLTEL INFORMATION SERVICES, INC.



                                       and



                          UNION ACCEPTANCE CORPORATION





                                    July 1998

                                TABLE OF CONTENTS

                                                                            Page

1.            Scope of Services, Description of Exhibits ...........           1
  1.1         Services 1
  1.2         Exhibits 1

2.            Term .................................................           1

3.            Responsibilities of the Parties ......................           1
  3.1         Input Forms and Output Forms .........................           1
  3.2         Delivery 1
  3.3         Equipment and Communication Costs ....................           2
  3.4         Client's Input Data ..................................           2
  3.5         Maintaining Copies of Input ..........................           2
  3.6         Compatibility of Non-ALLTEL Systems3
  3.7         Audit ................................................           3
  3.8         Days of Operation 3

4.            Time of Performance ..................................           4
  4.1         Submission of Input ..................................           4
  4.2         Acts of God and Equipment Malfunction ................           4
  4.3         Special Requests .....................................           4
  4.4         Correction of Processing Errors ......................           4
  4.5         Client Review of Reports .............................           4
  4.6         Limitation of Liability ..............................           4

5.            Planning and Communication ...........................           5

6.            Education ............................................           5

7.          Mergers and Acquisitions ...............................           5

8.          Enchancements,  Replacement  Systems,  New Subsystems,
            New Systems, and Modifications to ALLTEL Batch and
            On-Line Systems ..........................................         5
   8.1      Announcement .............................................         5
   8.2      Installation of Enhancements and Replacement Systems 6
   8.3      Installation of New Subsystems and New Systems ...........         6
   8.4      Modifications Requested by Client ........................         6
   8.5      Client Knowledge of System Status ........................         7
   8.6      User Manuals .............................................         7

9.          Regulatory Compliance ....................................         7

10.         Confidentiality ..........................................         7
  10.1      Confidentiality of Client Data ...........................         7
  10.2      ALLTEL Data ..............................................         7
  10.3      Inspection of Records ....................................         8
  10.4      Legal Process ............................................         8
  10.5      Confidential Agreement ...................................         8

11.         Return of Data ...........................................         8
  11.1      Program Ownership 8
  11.2      Master and Transaction File Ownership ....................         9

12.         Disaster Recovery and File Backup ........................         9
  12.1      Disaster Recovery 9
  12.2      File Backup ..............................................         9

13.         Miscellaneous Services ...................................        10
  13.1      Authorized Additional Services ...........................        10
  13.2      Repetitive Services ......................................        10

14.         Price Adjustment .........................................        10

15.         Payment and Billing ......................................        10

16.         Termination ..............................................        11
  16.1      Right to Terminate .......................................        11
  16.2      Method of Termination ....................................        11
  16.3      Data, Systems and Programs11

17.         Year 2000 Compliance .....................................        11
  17.1      Responsibility and Obligation ............................        11
  17.2      Year 2000 Compliant Software .............................        11
  17.3      Year 2000 Compliance Exclusions ..........................        12
  17.4      Year 2000 Corrections ....................................        12

18.         No Interference with Contractual Relationship ............        13

19.         Assignment or Delegation of Duties........................        13

20.         Client and ALLTEL Employees ..............................        13

21.         Qualified Personnel ......................................        13

22.         Facilities for ALLTEL Personnel ..........................        13

23.         Notices ..................................................        13

24.         Paragraph Titles .........................................        14

25.         Counterparts .............................................        14

26.         Increase for Taxes .......................................        14

27.         Standard Reports and Schedules ...........................        14

28.         Financial Statements .....................................        14

29.         Governing Law ............................................        14

30.         Insurance ................................................        14

31.         Entire Agreement, Warranty Disclaimers ...................        15

32.         Covenant of Good Faith ...................................        15

33.         Informal Dispute Resolution ..............................        15
  33.1      Dispute Notice ...........................................        15
  33.2      Presidents' Meeting ......................................        15
  33.3      Mediation ................................................        15
  33.4      Litigation ...............................................        16
  33.5      Exception ................................................        16


                                    EXHIBITS

A.       Software Listing
B.       Reports
C.       Charges
D.       Input/Output Schedule
E.       ALLTEL Holiday Schedule
F.       ALLTEL Insurance Coverage
G.       Guidelines for Disaster Recovery Responsibilities
H.       Branch Automation Software License Agreement
I.       U.S. Year 2000 (MVS) Status

                        ALLTEL INFORMATION SERVICES, INC.

                          REMOTE OUTSOURCING AGREEMENT


         This is an Agreement between ALLTEL INFORMATION SERVICES, INC., an Arkansas corporation, whose permanent mailing address is 4001 Rodney Parham. Road, Little Rock, Arkansas 72212 (hereinafter referred to as "ALLTEL") and UNION ACCEPTANCE CORPORATION, whose permanent mailing address is 250 N. Shadeland Avenue, Indianapolis, Indiana. 46219 (hereinafter referred to as "Client"). In consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1.       Scope of Services, Description of Exhibits.

         1.1 Services . In consideration for Client's payment of the fees set forth in Exhibit C hereto, ALLTEL will provide the data processing services (including the dedication of appropriate resources) described in this Agreement and the Exhibits hereto.

         1.2 Exhibits . ALLTEL will receive data from Client for processing and will process such data and produce the reports selected by Client pursuant to Exhibit B in accordance with the schedules set forth in Exhibit D. Client will pay ALLTEL for its services herein in accordance with this Agreement and Exhibit C hereto.

2.       Term.

         The effective date of this Agreement is October 1, 1998 ("Effective Date"). This Agreement will terminate on September 30, 2004 (the "Expiration Date"). Not less than nine (9) months prior to the Expiration Date, ALLTEL will submit to Client a renewal agreement for the continuation of processing services and Client will promptly review such agreement, and commence negotiations with ALLTEL, if necessary, and accept or reject the agreement within six (6) months prior to the Expiration Date.

3.       Responsibilities of the Parties.

         The parties have certain responsibilities under this Agreement as follows:

         3.1 Input Forms and Output Forms . Client will provide all input media, output media, balance control forms, other forms and paper stock necessary for its data processing.

         3.2 Delivery . Client is responsible for entry of input data by means of telecommunication or, where applicable, by delivery of documents or tape by mail through contract courier or otherwise to ALLTEL's technology center currently located at Little Rock, Arkansas (the "ALLTEL Data Center"). Tape or
                  other applicable media will be delivered to an ALLTEL-designated location at the ALLTEL Data Center. ALLTEL will prepare output for receipt by Client and, when it is "download" output, ALLTEL will transmit such output to Client.

                  Where designated by Client, ALLTEL will deliver output to the U.S. postal service or to contract courier, as requested by Client. ALLTEL will separate output, by application, for delivery to Client at the times and in the manner specified in Exhibit D. Subject to Client's responsibility to maintain copies of original input data as defined in Section 3.5, ALLTEL acknowledges its responsibility for safekeeping Client's documents or data while they are in the ALLTEL Data Center.

         3.3 Equipment and Communication Costs . In connection with the use of on-line services, Client will pay all costs associated with the on-line transmission of input data to, and the on-line transmission of output from, the ALLTEL Data Center, including but not limited to communication or telephone lines, moderns, routers, gateways, PC's, servers and all related components and the installation and continuing costs thereof, as required by such on-line operations. As of the Effective Date, the Client-specific communications equipment components located in Indianapolis consist of a 384K ALLTEL transport circuit (ID=EC 980112-001), a Visual CSU model - Multi-Protocol District ASE AS-T1-E, a Cisco Router model 2503, five (5) SAA Gateways and a BARR personal computer. The shared communication, equipment components located at the Technology Center in Little Rock consist of the 384K frame relay to ATM connection from the AENbb Hub, a Patch Panel, a Cisco Router model 7513, a token ring connection and an MM 3172 Controller. ALLTEL reserves the right to approve installation dates and selection of such equipment to assure that this equipment is compatible with ALLTEL's equipment and programs and that the installation dates for such equipment are compatible with the ALLTEL Data Center schedules in effect at the time of such installation.

                  In connection with the use of on-line services, Client will install and maintain the required printing and file transfer system compatible with ALLTEL's processing methods and systems. Client will enter into hardware maintenance and operating system software maintenance agreements directly with the vendors from whom the equipment and software base been purchased or leased, either directly from the vendor or through ALLTEL or a third party.

         3.4 Client's Input Data . All tapes and other input data furnished by Client hereunder shall be in good condition, customarily acceptable for machine reading in a form and format specified by ALLTEL. All on-line data transmissions must be in proper formats and input forms and data entry screens used must be in accordance with ALLTEL's specifications, as provided to Client in writing. Client will correct all input data not submitted in the form and manner set forth herein.

         3.5 Maintaining Copies of Input . Client will maintain copies of all input data for processing hereunder, whether submitted to ALLTEL directly or through third parties, to permit reconstruction of such input data. Client assumes all risks of loss and expenses of reconstruction of such input data, except for loss caused by ALLTEL's negligence.

         3.6 Compatibility of Non-ALLTEL Systems . If Client wishes to utilize non-ALLTEL systems and have such systems communication with ALLTEL software, ALLTEL shall determine the feasibility thereof. If feasible, ALLTEL will submit a cost proposal to Client for development and repetitive communication with the non-ALLTEL systems. Client will provide all data input to ALLTEL in ALLTEL's standard format as provided to the Client in writing. Client will receive all downloaded data from ALLTEL in ALLTEL's standard format.

         3.7      Audit.

                  (a) ALLTEL will provide an annual audit of its operations at the ALLTEL Data Center by an independent accounting firm. A copy of the related audit report will be furnished to Client.

                  (b) In addition, ALLTEL will cooperate fully with Client or its internal or external auditors for the purpose of audit and regulatory compliance. Promptly following any such audit of Client, whether conducted by either internal or external auditors, Client will instruct its auditors to conduct an exit conference with ALLTEL and to provide ALLTEL as soon as thereafter as is reasonably possible a copy of each report prepared as a result of such audit examination whether in draft or final form. In addition, Client will provide and instruct its external auditors to provide ALLTEL with a copy of that portion of each written report containing comments concerning ALLTEL or the services performed by ALLTEL pursuant to this Agreement.

         3.8 Days of Operation . ALLTEL will "batch process" and update Client's data five (5) days per week, such days being Monday through Friday in accordance with Exhibit D. At Client's election and subject to adequate implementation time and for additional fees, ALLTEL will process Client's data six (6) days per week, such days being Monday through Saturday. At the time of such election, Exhibit D will be revised to reflect the new on-line availability and processing windows resulting from six (6)-day processing. On-line service hours are defined separately in Exhibit D. ALLTEL will observe the holiday schedule shown in Exhibit E.

                  At Client's election and subject to adequate implementation time and for additional fees, ALLTEL will revert to processing Client's data five (5) days a week, Monday through Friday. At the time of such election, Exhibit D will be revised once again to reflect five (5)-day processing on-line availability and processing windows. Client agrees that it will not request a change in the number of processing days more than one time per calendar year.

4.       Time of Performance.

         The parties agree that timely and accurate submission of input and output is essential to satisfactory performance under this Agreement.

         4.1 Submission of Input . Client agrees that its failure to submit input data in the form prescribed in Section 3 or in accordance with the schedules set forth in Exhibit D shall enlarge ALLTEL's time of performance hereunder if and to the extent reasonably necessary.

         4.2 Acts of God and Equipment Malfunction . If an act of God, other disaster, malfunction of equipment or other event beyond the reasonable control of ALLTEL prevents timely data processing hereunder, Client agrees that ALLTEL's time of performance shall be enlarged if and to the extent reasonably necessary.

         4.3 Special Requests . Special requests by Client or any governmental agency authorized to regulate or supervise Client which impact ALLTEL's normal processing schedule shall result in an enlargement of ALLTEL's time of performance hereunder if and to the extent reasonably necessary.

         4.4 Correction of Processing Errors . In the event of an error in processing Client's data, ALLTEL will correct such error within a reasonable time, including the rebuilding of any data files damaged or destroyed by error. Error correction or rebuilding of data files shall be without charge to Client if due to the fault of ALLTEL. Client will pay for the cost of correcting errors and rebuilding data files unless such correcting and/or rebuilding is caused by the fault of ALLTEL. If faulty programs generate any such error, ALLTEL will provide Client with evidence, as Client may reasonably require, which will verify the complete and proper execution of corrections to applicable program routines.

         4.5 Client Review of Reports . Client will carefully review and inspect all reports prepared by ALLTEL and balance promptly to the control totals mutually established by Client and ALLTEL, and within two (2) business days after any error or out-of-balance condition could be detectable, Client will notify ALLTEL of any erroneous processing. If Client fails to so notify ALLTEL, it shall be deemed to have waived its rights with respect to such error and to have assumed all risks related thereto, including any increase in the cost of connection, to the extent that ALLTEL shall establish that the same could have been avoided by earlier detection of such error.

         4.6 Limitation of Liability . Except for claims or expenses arising out of ALLTEL's gross negligence or willful misconduct. IF ALLTEL SHALL BREACH ANY COVENANT, AGREEMENT OR UNDERTAKING REQUIRED OF IT BY THIS AGREEMENT, ALLTEL'S LIABILITY FOR ANY LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES IN ASSOCIATION WITH ANY CLAIM OR ACTION RELATED TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, SHALL BE LIMITED TO CLIENT'S DIRECT DAMAGES, ACTUALLY INCURRED. IN NO EVENT SHALL ALLTEL BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, FOR LOSS OF REVENUES OR LOSS OF PROFITS OR FOR THE CLAIMS OR DEMANDS MADE BY ANY THIRD PARTIES.

5.       Planning and Communication.

         ALLTEL and Client agree that effective planning and communication are necessary to provide direction to data processing, and that they will work to promote a free and open exchange of information between ALLTEL personnel, Client executive management and Client user departments.

6.       Education.

         ALLTEL will make available to Client and its personnel, its standard application software training courses, which are generally held in Little Rock, Arkansas, in accordance with ALLTEL's education and training department schedule, a current copy of which will be provided to Client upon request. Client personnel may attend such courses, which are generally offered by ALLTEL to its customers, upon payment of ALLTEL's then current standard published course fee. Client acknowledges that enrollment of Client personnel in any courses offered by ALLTEL shall be subject to normal space availability requirements and compliance with ALLTEL's standard registration and enrollment deadlines and procedures. Client also will complete any and all class prerequisites prior to attending class. Travel expenses incurred by Client personnel attending any such classes shall be borne by Client.

7.       Mergers and Acquisitions.

         Upon written request by Client, ALLTEL will process additional data resulting from any merger or acquisition involving either Client or any of Client's affiliates; subject, however, to agreement on the processing and conversion charges applicable thereto. Client will notify ALLTEL of any such proposed merger or acquisition as soon as reasonably practicable.

8. Enchancements, Replacement Systems, New Subsystems, New Systems, and Modifications to ALLTEL Batch and On-Line Systems.

         8.1 Announcement . A current list of all enhancements, replacement systems, new subsystems, and new systems developed by ALLTEL and made generally available to customers of the ALLTEL Data Center is posted at ALLTEL's Internet website: banksoft.alltel.com. At Client's request, ALLTEL will furnish such listings to Client. An enhancement refers to a scheduled upgrade of a current system. A replacement system refers to a system developed to replace an older version of that same system. New subsystems and new systems refer to subsystems and systems newly developed and released to the ALLTEL network of data centers.

         8.2 Installation of Enhancements and Replacement Systems . With respect to systems and subsystems listed in Exhibit A, ALLTEL will install and Client will accept all such ALLTEL-developed enhancements and replacement systems. If Client declines to accept an enhancement or a replacement system, Client may be required to pay the cost of processing for the stand-alone system, said cost to be determined at the time. Subsequent to the installation of an ALLTEL-developed replacement system, ALLTEL will no longer provide enhancements to the replaced version of that ALLTEL system. Installation of enhancements and replacement systems will be provided by ALLTEL without installation charge except for Client-specific programming requirements and unless program modifications previously installed by ALLTEL, at Client's request, have created a condition which would result in excess installation time over the normal installation time, in which event the related excess hours of programmer time, client services time, computer time and computer operator time will be charged Client using ALLTEL's Hourly Rates as defined herein.

         8.3 Installation of New Subsystems and New Systems . New subsystems or new systems will be provided by ALLTEL at Client's option for a license fee, if applicable, and the installation charge described below. ALLTEL will present the features of such new subsystems or new systems to Client and inform Client of any fees related to such installation. Client will pay the costs of education of Client's employees, new user documentation, file conversions and a reasonable increase in repetitive processing charges (if any) associated with new subsystems or systems. ALLTEL will present the features, installation and education costs, and additional processing charges (if any) to Client at least ninety (90) days prior to the scheduled implementation of the new subsystem or system. Any programmer, client services, computer operator, or computer time required by ALLTEL for modification to such new subsystem or system requested by Client will be charged to Client using ALLTEL's Hourly Rates as defined herein.

         8.4 Modifications Requested by Client . During the term of this Agreement, Client may request modifications to the programs installed for Client. If ALLTEL agrees to make such modifications, computer, computer operator, client services, and programmer time used by ALLTEL to implement such
                  Client-authorized modifications will be charged to Client using ALLTEL's Hourly Rates as defined herein. Requested modifications may increase the cost to Client of subsequently installing and/or processing ALLTEL-developed enhancements, replacements systems, new subsystems, or new system releases. With respect to modifications of ALLTEL's application bank control records (BCR's), Client shall have the ability to make on-line certain BCR modifications as agreed upon by Client and ALLTEL. ALLTEL shall made other Client requested BCR modifications, without charge, except for modifications which require programming time. Client will pay for chargeable BCR modifications, at ALLTEL's Hourly Rates.

         8.5 Client Knowledge of System Status . Client acknowledges its responsibility to remain informed of the direction and status of the software, including attendance at necessary education classes and workshops. ALLTEL will make product information available via ALLTEL's Internet website and/or on other media as appropriate.

         8.6 User Manuals . ALLTEL will ensure that Client is provided with a full set of documentation, via electronic media where available, applicable to the systems listed in Exhibit A. Client is responsible for the personalization, the subsequent maintenance, reproduction and distribution of all user manuals.

9.       Regulatory Compliance.

         To comply with the requests of applicable regulatory authorities, ALLTEL agrees that Client's processing will have priority over processing for ALLTEL's non-financial customers, if any. ALLTEL will provide, at the prescribed times, all required letters of assurance to the appropriate regulatory authorities. During the term of this Agreement, ALLTEL agrees that ALLTEL's programs will comply with the mandatory federal data processing output requirements specified by the federal regulatory authorities applicable to Client. Client will make ALLTEL aware of any applicable local or state regulatory requirements that have requirements different than those of federal regulatory authorities. Any changes required by such state or local requirements which ALLTEL shall endeavor to obtain consents to share the costs of such charges required by such state and local requirements among the ALLTEL clients affected.

10.      Confidentiality.

         10.1 Confidentiality of Client Data . All information concerning Client, its business or customers submitted to ALLTEL pursuant to this Agreement shall be held in confidence by ALLTEL and shall not be disclosed. No person or entity shall be permitted to have access to Client's data without the written authorization of Client. All of Client's data shall be available for examination by Client, at any time during regular business hours, without notice.

         10.2 ALLTEL Data . All information concerning ALLTEL, its software, related documentation or its business submitted by ALLTEL to Client pursuant to this Agreement shall be held in confidence by Client and Client will safeguard such information with the same degree of care that it exercises with respect to its own proprietary and confidential information. Client agrees that no such information will be disclosed or made available to any third party for any reason except for employees of Client on a "need-to-know" basis, for auditing purposes by independent certified accountants, and for complying with applicable governmental laws, regulations or court orders. Client covenants and agrees that, except as ALLTEL may specifically approve in writing, in advance, it will not utilize any such information, except as contemplated by this Agreement.

         10.3 Inspection of Records . No person shall be permitted to have access to Client's data without the written authorization of a properly designated officer of Client which authorization shall specify the data to which such persons may have access. ALLTEL agrees that all of Client's data shall be available for examination, at any time during regular business hours, without notice. Except as provided in Section 10.2, no person shall be permitted access to any information concerning ALLTEL, its software, related documentation or its business without the prior written authorization of a properly designated officer of ALLTEL, which authorization shall specify the information to which such persons may have access.

         10.4 Legal Process . If one party receives any legal process requiring it to produce the other party's data or that of any of the other party's customers, such party shall notify the other party promptly and deliver copies of such orders to the other party, immediately and prior to compliance with such process at such party's address first listed in this Agreement. Any such notice to ALLTEL shall be sent to the attention of General Counsel.

         10.5 Confidential Agreement . This Agreement (and any Exhibits hereto) is a confidential document. In no event may this Agreement be reproduced or copied or shown to any third parties by either Client or ALLTEL without the prior written consent of the other party, except as may be necessary by reason of legal, audit or regulatory requirements beyond the reasonable control of ALLTEL or Client, as the case may be.

11.      Return of Data.

         At Client's request and upon payment by Client to ALLTEL at ALLTEL's Hourly Rates, ALLTEL will provide to Client all data and files, in machine-readble form or otherwise, belonging to Client in ALLTEL's possession at any time. Client's right to request and receive such data and files is absolute and shal not be affected by any default of Client under this Agreement or for any other reason.

         11.1 Program Ownership . ALLTEL's proprietary programs and related documentation will remain its property both during and subsequent to the term of this Agreement. Any programs and related documentation owned by Client that are used by ALLTEL to process Client's data will remain the property of Client and ALLTEL may not use such programs for any purpose without Client's prior written permission.

         11.2 Master and Transaction File Ownership . Client's master and transaction files are the property of Client and will be made available to Client by ALLTEL, promptly upon the request of Client. Such data will be made available in its then present format, copied onto magnetic tapes supplied by Client. Charges for such services will be at ALLTEL's Hourly Rates then in effect. Client will pay all charges for the delivery of such data to the Client.

12.      Disaster Recovery and File Backup.

         12.1 Disaster Recovery . ALLTEL shall provide disaster recovery services for its batch and on-line processing obligations to Client at a dedicated facility which is equipped to handle the ALLTEL Data Center processing in the event disaster recovery is needed. Client agrees to provide data communication access to the disaster recovery facility, including payment of communication expense to the disaster recovery facility. ALLTEL is responsible for locating at the disaster recovery facility the necessary communications devices (including, but not limited to routers, CSU's/DSU's, modems, etc.) to facilitate such communication. ALLTEL shall designate and design such backup network for Client. Throughout the term of this Agreement, ALLTEL will maintain in effect contracts and/or arrangements for disaster recovery, which are substantially equivalent to those that are currently in effect.

                  Client acknowledges that disaster recovery arrangements are designed to deal with circumstances that are expected to cause a substantial portion of the capabilities at the ALLTEL Data Center to be unavailable for a period exceeding seventy-two
                  (72) consecutive hours.

                  ALLTEL will test its disaster recovery capabilities at least once per calendar year. Client shall be required to participate in the disaster recovery test when deemed appropriate by ALLTEL.

                  Guidelines to assist the parties in understanding their respective general responsibilities and areas of cooperation with respect to disaster recovery are set forth in Exhibit G attached hereto.

         12.2 File Backup . ALLTEL will provide and maintain adequate backup files of Client's data received by ALLTEL and all programs utilized to process Client's data.

13.      Miscellaneous Services.

         13.1 Authorized Additional Services . Client may authorize and ALLTEL may agree to perform certain services not included in this Agreement. Authorized services such as the use of ALLTEL programmers or non-repetitive computer and operator time or clerical function will be charged to Client by multiplying the actual hours used by the appropriate ALLTEL hourly rates (the "Hourly Rates") set forth in Exhibit C hereto.

         13.2 Repetitive Services . Client also may request ALLTEL to prepare price quotations for services of a repetitive nature. If ALLTEL agrees to perform such services, ALLTEL will provide Client with a written fee quotation. Upon written authorization from Client, ALLTEL promptly will initiate such services in accordance with the mutually agreed upon schedule.

14.      Price Adjustment.

         The parties acknowledge that ALLTEL's costs of providing services pursuant to this Agreement are likely to increase, particularly in the areas of data processing salaries and operating system maintenance. The fees and charges reflected in this Agreement will be increased, but not decreased, to compensate ALLTEL for such inflation based upon changes in the Consumer Price Index for All Urban Consumers - Other Goods and Services (the "CPI-U") as published by the U.S. Department of Labor, Bureau of Labor Statistics. Effective October 1, 1999 (the thirteenth contract month), such fees and charges shall be increased by the percentage increase in the CPI-U over the one (1)-year period ended May 31, 1999 (the eighth contract month). Annually thereafter, such fees and charges shall be further increased by the percentage increase in the CPI-U for the corresponding twelve (12)-month period ending May 31st of each year.

15.      Payment and Billing.

         All amounts payable pursuant to this Agreement shall be payable in U.S. currency. ALLTEL shall bill the Base Processing Fee as set in Section
         1.1 of Exhibit C, on the first day of each month for services to be provided during that month. ALLTEL will bill all additional incremental fees, reimbursable expenses and other charges on the first day of each month, for services rendered during the preceding month. All such billings shall be due upon receipt. If Client fails to pay any invoice within thirty (30) days from the mail date of invoice, ALLTEL shall notify Client that such invoice is past due and ALLTEL shall charge a late penalty equal to one and one-half percent (1.5%) per month on the outstanding balance owed by Client. If Client is past due in any payment for more than sixty (60) days from mail date of invoice, ALLTEL may terminate this Agreement by giving thirty (30) days' written notice to Client.

16.      Termination.

         This Agreement may be terminated prior to the Expiration Date, as follows:

         16.1 Right to Terminate . In addition to any other rights which either party may have in law or equity, either ALLTEL or Client may terminate this Agreement if the defaulting party fails to cure any default hereunder within thirty (30) days of written notice from the other party, specifying the nature and extent of any such default.

         16.2 Method of Termination . Exercise of the right to terminate under this Section must be accomplished by specifying in such written notice to the defaulting party, the nature and extent of such default and fixing a date, on the last day of a month, not less than one hundred eighty (180) days following the date of receipt of such notice, for cessation of services hereunder (the "Termination Date").

         16.3 Data, Systems and Programs . If this Agreement expires, or if Client terminates by virtue of ALLTEL default, the Branch Automation Software shall remain subject to Exhibit G. In addition, upon Client's request, ALLTEL agrees to provide to Client copies of Client's data files, records and programs on magnetic media.

17.      Year 2000 Compliance.

         17.1 Responsibility and Obligation . This Section addresses ALLTEL's responsibility and obligation for Year 2000 compliance solely of the ALLTEL software identified on the Schedule titled "U.S. Year 2000 (MVS) Status" (the "Schedule"). The version which is current as of the Effective Date is attached to and made a part of this Agreement as
                  Exhibit 1. The Schedule is updated regularly and updated versions can be accessed at ALLTEL's Internet website, banksoft.altel.com. The software identified on the Schedule is referred to herein as the "Y2K Software". Year 2000 compliance of any other software or any hardware, equipment or services provided by or through ALLTEL or any of its affiliates is beyond the scope of this Section and is outside the responsibility and obligation of ALLTEL hereunder.

         17.2 Year 2000 Compliant Software . ALLTEL will make available, at no additional charge, updates, modifications, corrections and enhancements to the Y2K Software which when properly installed on a Year 2000 compatible operating system and/or hardware environment will cause the Y2K Software to be "Year 2000 Compliant". The Y2K Software will be considered "Year 2000 Compliant" if the Y2K Software manages and manipulates data involving dates, including single-century, cross-century and leap year formulas, and date values without resulting in the generation of incorrect or invalid values involving such dates, or causing an abnormal ending.

         17.3     Year  2000   Compliance   Exclusions  .  The   representations
                  contained in this Section shall have no effect and shall not apply if:

                  (a) the failure of the Y2K Software to be Year 2000 Compliant is the result, in whole or in part, of the interaction between the Y2K Software and any other software which may pass data into or accept data from Client's system or the Y2K Software (including, without limitation, all third-party software), including any failures relating to interfaces between the Y2K Software any other software; or

                  (b) the operating system and/or hardware environment is not owned and operated by ALLTEL and is not Year 2000 compatible; or

                  (c) there have been modifications of the Y2K Software, unless the modifications or customization are re-applied by ALLTEL after each installation of additional updates, corrections, modifications or enhancements to make such modifications or customization Year 2000 Compliant; or

                  (d) the Year 200 updates to the Y2K Software are either not installed by ALLTEL or not properly installed by Client's organization according to ALLTEL specifications; or

                  (e) the Y2K Software which is not Year 2000 Complaint is behind the "Minimum Year 2000 Release Levels" specified in the Schedule or Client's organization fails to properly install or have installed any other necessary updates, modifications, corrections and enhancements (including, but not limited to, additional code posted on the ALLTEL Internet website and additional tapes made available by ALLTEL in accordance with ALLTEL specifications; or

                  (f) this Agreement expires or is terminated prior to the failure of the Y2K Software to Year 2000 Complaint.

         17.4     Year 2000  Corrections  . In the event  that the  updated  Y2K
                  Software is not Year 2000 Compliant, subject to the limitations contained this Section, ALLTEL will correct and repair the Y2K Software to make it Year 2000 Complaint, ALLTEL's liability (including, without limitation, all liability related to Year 2000) is limited as provided in this Agreement. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE YEAR 2000 COMPLIANCE OF THE Y2K SOFTWARE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

18.      No Interference with Contractual Relationship.

         Client warrants that, as of the date hereof, it is not subject to any contractual obligation that would prevent Client from entering into this Agreement, and that ALLTEL's offer to provide such service in no way caused or induced Client to breach any contractual obligation.

19.      Assignment or Delegation of Duties.

         Neither party hereto shall assign, subcontract, or otherwise convey or delegate its rights or duties hereunder to any other party without the prior written consent of the other party to this Agreement.

20.      Client and ALLTEL Employees.

         During the term of this Agreement and for a period of one (1) year thereafter, both Client and ALLTEL agree not to solicit nor offer employment to any employee of the other without the prior written consent of the other.

21.      Qualified Personnel.

         ALLTEL personnel providing services to Client will possess at least that degree of skill and expertise required to perform the services contemplated by this Agreement and generally held by persons of similar employment, Client may establish, and ALLTEL will adhere to, the priority of tasks to be accomplished by ALLTEL personnel. ALLTEL shall select the members of ALLTEL's staff. Members of the staff are not employees or agents of Client for any purpose.

22.      Facilities for ALLTEL Personnel.

         To the extent ALLTEL personnel may require access to Client's premises, Client will provide office space, office supplies and secretarial assistance for ALLTEL staff. ALLTEL will comply with Client's security procedures and rules with respect to access to Client's premises and use of Client's facilities.

23.      Notices.

         All notices, requests and demands, other than routine operational communications under this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or by contract courier or three (3) business days following deposit in the United States mail, registered or certified postage prepaid, and addressed to the other party at the address first herein shown above. Notice of changes of address, if any, shall be given in like manner.

24.      Paragraph Titles.

         Paragraph titles as to the subject matter of particular paragraphs herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraphs to which they refer.

25.      Counterparts.

         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

26.      Increase for Taxes.

         Client will pay directly, or reimburse ALLTEL for, all taxes however designated, levied or based on the charges hereunder or on this Agreement, including state and local sales, use, privilege or excise taxes based on gross revenues or taxes on services rendered; excluding, however, any taxes levied on the personal property or net income of ALLTEL and Indiana gross income tax. The provisions of this Section 26 shall survive the termination of this Agreement.

27.      Standard Reports and Schedules.

         All processing for Client and each of its subsidiaries or facilities will be identical in terms of applications processed (Exhibit A), reports produced (Exhibit B), and input-output schedules (Exhibit D).

28.      Financial Statements.

         Annually, within one hundred twenty (120) days following the close of its fiscal year, each of ALLTEL and Client will provide to the other a copy of its financial statement for the most recent year.

29.      Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. The parties that exclusive jurisdiction and venue for the resolution of disputes under this Agreement shall be the state or federal courts located in Marion County, Indiana.

30.      Insurance.

         A schedule of ALLTEL's current insurance coverage is attached hereto as Exhibit F. ALLTEL may alter such coverage at ALLTEL's discretion. However, ALLTEL will not eliminate any such coverage if, in light of the related risks, costs of insurance and ALLTEL's then-existing financial condition, it would not be prudent to do so.

31.      Entire Agreement, Warranty Disclaimers.

         This Agreement constitutes the entire agreement between Client and ALLTEL. This Agreement may not be amended in any fashion except by written instrument, executed by the parties hereto, specifically providing for amendment thereof. ALLTEL MAKES NO WARRANTIES EXPRESS OR IMPLIED, OTHER THAN THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT. NO REPRESENTATION OR STATEMENT NOT EXPRESSLY CONTAINED IN THIS AGREEMENT OR INCORPORATED HEREIN BY REFERENCE SHALL BE BINDING UPON ALLTEL AS A WARRANTY OR OTHERWISE.

32.      Covenant of Good Faith.

         ALLTEL and Client agree that, in their respective dealings arising out of or related to this Agreement, they shall act fairly and in good faith.

33.      Informal Dispute Resolution.

         If any dispute should arise concerning performance under or interpretation of this Agreement, then, prior to, and as a condition to a party's right to initiate any litigation in respect thereof, the parties shall take the following steps in an attempt to informally resolve any such dispute.

         33.1 Dispute Notice . At the request of either party, the senior managers of the parties assigned to the data processing matters contemplated by this Agreement shall meet in person and shall present to each other a written summary, reflecting in reasonable detail the nature and extent of the dispute in question (the "Dispute Notice"). Such a meeting shall take place within five (5) days after the receipt of the request.

         33.2 Presidents' Meeting . If within three (3) days following the meeting held pursuant to paragraph 33.1 above, said dispute is not resolved, or if for any reason the meeting contemplated by paragraph 33.1 has not been held as contemplated thereby, then the matter in dispute shall be presented to the president of ALLTEL and to the president of Client for resolution. Said presidents (or their appointed designees) shall meet in person within three (3) business days following a written request by either party. Such meeting shall include a presentation of the written descriptions of the dispute contemplated by paragraph 33.1.

         33.3 Mediation . If any dispute remains unresolved after ten (10) business days following the initial request for informal dispute resolution, then either party may refer the matter to the American Arbitration Association ("AAA") for mediation by an individual with subject matter expertise in the area of dispute, and both parties shall cooperate in the mediation process for thirty (30) days. The costs of the mediation shall be borne equally by both parties.

         33.4     Litigation  . If the dispute  remains  unresolved  after forty
                  (40) days following the initial request for informal dispute resolution, then either party may initiate appropriate litigation in respect thereof.

         33.5 Exception . Notwithstanding the foregoing, if the parties are able to resolve disputes without litigation in a court of law and without resorting to the procedures described in paragraphs 33.1 through 33.4 of this Section 33, they shall not be obligated to follow such procedures.

IN WITNESS WHEREOF, the undersigned representatives of the parties have executed this Agreement, thereunto duly authorized, as of the Effective Date.

ALLTEL INFORMATION SERVICES, INC.   UNION ACCEPTANCE CORPORATION


By:      /s/ Danny Elliott                     By:   /s/ Timothy I. Shaw
        --------------------------             ---------------------------
Name:   Danny Elliott                          Name:   Timothy I. Shaw
Title:  Vice President                         Title:  Chief Information Officer

Date:   8-6-98                                 Date:      7-31-98